Exhibit 10.15

MASTER BIOMASS PURCHASE AND SALE AGREEMENT

Dated as of             , 2015

by and between

ENVIVA, LP

and

ENVIVA WILMINGTON HOLDINGS, LLC

TABLE OF CONTENTS

1.	Definitions	1
2.	Term	7
3.	Delivery of Biomass	7
4.	Transportation; Loading and Unloading	8
5.	Quality	9
6.	Sampling	10
7.	Testing and Analysis	10
8.	Weight Determination	10
9.	Pricing and Payment	11
10.	Rejection	13
11.	Damages	14
12.	Facility and Terminal; Audit Rights	15
13.	Events of Default; Termination	16
14.	Indemnification	17
15.	Insurance	17
16.	Force Majeure	17
17.	Compliance with Law	19
18.	Duty to Mitigate	19
19.	Confidentiality	19
20.	Taxes	20
21.	Governing Law and Dispute Resolution	20
22.	Representations and Warranties	21
23.	Miscellaneous	22

Schedule A:	Form of Confirmation
Schedule B:	Technical Dispute Resolution Procedures
Schedule C:	Sustainability Criteria
Schedule D:	DAP Schedule
Schedule E:	FOB Schedule

i

MASTER BIOMASS PURCHASE AND SALE AGREEMENT

THIS MASTER BIOMASS PURCHASE AND SALE AGREEMENT is made effective as of             , 2015 (the “Effective Date”), by and between Enviva, LP, a Delaware limited partnership (“ELP”) and Enviva Wilmington Holdings, LLC, a Delaware limited liability company (“EWH”) (each, individually a “Party”, and collectively, the “Parties”).

RECITALS:

The Parties wish to enter into this Agreement in order to buy and sell Biomass (as hereinafter defined) on the terms set forth herein pursuant to one or more Confirmations (as hereinafter defined) as the Parties may enter into from time to time.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. In addition to any other defined terms herein, the following terms used in this Agreement shall have the following meanings:

“Actual NCVcp” means NCV of a Shipment at constant pressure as received.

“Affected Party” has the meaning set forth in Section 16(a).

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with, such Person; provided that for purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting interests, by contract or otherwise, and “controlling”, “controlled by” and “under common control with” have corresponding meanings.

“Agreement” means this Master Biomass Purchase and Sale Agreement, together with the Schedules hereto and each Confirmation.

“Annual Quantity” means the annual quantity of Biomass expressed in Tonnes to be delivered pursuant to the relevant Confirmation.

“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, Permit, decision, order, judgment, agreement, directive, grant, concession, policy or other requirement and any form or decision of or determination by or interpretation of any of the foregoing by any Government Entity, now or hereafter in effect.

“Base NCV” means NCV equal to seventeen (17.0) Gigajoules per Tonne.

“Base Price” has the meaning set forth in the relevant Confirmation.

“Biomass” means wood pellets that conform to the Specifications and the Sustainability Criteria.

“Buyer” has the meaning set forth in the relevant Confirmation.

“Buyer’s Shortfall” has the meaning set forth in Section 11(b).

“Charter” means a contract whereby an Owner contracts with Buyer for the transportation of one or more FOB Shipments.

“CIF” means Cost, Insurance and Freight as per Incoterms.

“Claims” has the meaning set forth in Section 14.

“Confidential Information” has the meaning set forth in Section 19(a).

“Confirmation” means written evidence, substantially in the form of Schedule A, confirming the specific terms and conditions of a transaction for the purchase, sale, delivery and acceptance of Biomass hereunder.

“Contract Term” has the meaning set forth in the relevant Confirmation.

“DAP” means Delivered at Place as per Incoterms.

“DAP Schedule” means Schedule D.

“DAP Shipment” means a consignment of Biomass shipped on board truck(s) or rail car(s) and delivered by Seller to Buyer hereunder.

“DAP Weight Certificate” has the meaning set forth in Section 8(a).

“Default Rate” means the lesser of (a) one and one-half percent (1.5%) per month and (b) the maximum amount permitted by Applicable Law.

“Defaulting Party” has the meaning set forth in Section 13(a).

“Delivery Point” means the truck unloading area (for DAP Shipments by truck) or the rail car unloading area (for DAP Shipments by rail) at the Terminal.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“ELP” has the meaning set forth in the introductory paragraph hereof.

“ETA” means estimated time of arrival.

“EURAL” means Europese afvalstoffenlijst (a list of waste products assembled by the European Commission with criteria for hazardous materials).

“Event of Default” has the meaning set forth in Section 13(a).

“EVOA” means Europese Verordening Overbrenging Afvalstoffen (European rules regarding export and import of waste biomass fuels).

“EWH” has the meaning set forth in the introductory paragraph hereof.

“Extraneous Material” has the meaning set forth in Section 5(a)(iv).

“Facility” has the meaning set forth in the relevant Confirmation.

“Financing Party” means any Person that provides debt, loans, credit or credit support, acts as counterparty on any interest rate or currency hedging arrangements, or provides other financing, to a Party.

“First Installment” has the meaning set forth in Section 9(c)(i).

“FOB” means Free on Board as per Incoterms.

“FOB Schedule” means Schedule E.

“FOB Shipment” means a consignment of Biomass shipped on board Vessel(s) and delivered by Seller to Buyer hereunder.

“FOB Weight Certificate” has the meaning set forth in Section 8(b).

“Force Majeure Event” has the meaning set forth in Section 16(a).

“GGL Certification” means certification in accordance with the “Green Gold Label” quality system, as more fully described at the websites www.controlunion.com/certification and www.greengoldcertified.org.

“Gigajoule” or “GJ” means one billion (1,000,000,000) Joules.

“Government Entity” means any national, regional, provincial, municipal or local authority, department, body, board, instrumentality, commission, corporation, branch, directorate, agency, ministry, court, tribunal, judicial authority, legislative body, administrative body, regulatory body, autonomous or quasi-autonomous entity or taxing authority or any political subdivision of any of the foregoing and any Person (whether autonomous or not) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, having jurisdiction over the Person or matter in question.

“Holidays” means official national holidays in the United States of America.

“IMO” means the International Maritime Organization.

“Incoterms” means International Chamber of Commerce Incoterms® 2010 or such other version of such terms as the Parties may agree shall apply.

“Indemnified Party” has the meaning set forth in Section 14.

“Indemnifying Party” has the meaning set forth in Section 14.

“Insolvent” means, with respect to a Party, that: (a) such Party files a voluntary petition in bankruptcy; (b) such Party is adjudged bankrupt; (c) a court assumes jurisdiction of the assets of such Party under a federal reorganization act; (d) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of such Party; (e) such Party becomes insolvent or suspends its business; or (f) such Party makes a general assignment of its assets for the benefit of its creditors.

“Interest Rate” means the lesser of (a) one-half of one percent (0.5%) per month and (b) the maximum amount permitted by Applicable Law.

“ISO” means International Organization for Standardization.

“Joule” means a joule as defined in ISO 1000:1992 (E).

“Laycan” has the meaning set forth in the relevant Confirmation.

“Load Port” means the port to which Seller delivers Biomass comprising FOB Shipments as specified in the relevant Confirmation.

“Load Port Procedures” means the policies and procedures implemented and in effect from time to time at the Load Port with respect to docking, berthing, loading, unloading and similar matters.

“Loading Rate” has the meaning specified in the relevant Confirmation.

“Market Price” means, at the sole option and risk of the performing Party, either (a) the reasonable and documented price actually paid or received by the performing Party to procure or sell, as the case may be, wood pellets of similar quality and quantity as Biomass over a similar period; or (b) the forward price curve for the relevant period as determined by averaging the forward price curves from the relevant market indices for wood pellets of similar quality delivered CIF to Antwerp, Belgium, or Rotterdam or Amsterdam, Netherlands, with equitable adjustments to such indices to conform them to Shipments under the relevant Confirmation, including by eliminating the built-in cost components of such indices inapplicable to Shipments under the relevant Confirmation, including oceangoing freight costs, loading and storage costs, and truck or rail freight costs, as applicable.

An index must exhibit a minimum liquidity threshold as determined by completion of at least four (4) transactions of at least twenty-five thousand (25,000) MT per week to be used in determining the Market Price. Where there are not at least two (2) relevant indices for any or all of the applicable term or where wood pellets of similar quality are not available in the market, the curve may be determined or augmented, as the case may be, based upon the price at which the performing Party would be able to sell or purchase, as the case may be, the quantity of wood pellets in the market acting in a reasonable manner as determined by taking the average of price quotations for wood pellets of similar quality and quantity over a similar period from at least two (2) and no more than three (3) independent internationally recognized and reputable dealers/brokers or counterparties (such dealers/brokers or counterparties to be appointed by the performing Party). Such forward curve shall be expressed on a quarterly basis where a quarter is a three (3) month period over the period in which the Shipments are not delivered or accepted, as the case may be, and the missed quantity in each quarter, whether by failure to deliver, failure to accept, or termination, shall be associated with the Market Price for such quarter. For the avoidance of doubt, the performing Party is not obligated to enter into any replacement transaction to determine the Market Price.

“Master” means the captain of the relevant Vessel.

“NCV” means net calorific value expressed in Gigajoules per Tonne as per ISO 1928, at constant pressure as received.

“NCV Adjusted Price” has the meaning set forth in the relevant Confirmation.

“Non-Affected Party” has the meaning set forth in Section 16(a).

“Non-Defaulting Party” has the meaning set forth in Section 13(a).

“NOR” means a notice of readiness tendered by a Master confirming a Vessel’s readiness to load cargo at the Load Port.

“Notifying Party” has the meaning set forth in Section 13(b).

“Office Hours” means the period between 09:00 and 17:00 hours on a Working Day.

“Owner” means the owner or operator of the relevant Vessel.

“Party” and “Parties” have the respective meanings set forth in the introductory paragraph hereof.

“Permit” means any waiver, franchise, exemption, variance, permit, clearance, registration, authorization, consent, decree, approval, license, filing, privilege, ruling, certification or order from or required to be obtained or maintained by any Government Entity.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, business trust, Government Entity or other entity or association.

“Purchase Price” means the price payable by Buyer to Seller for Shipments as specified in the relevant Confirmation.

“Quality Analysis Certificate” has the meaning set forth in the relevant Confirmation.

“Rejection Notice” has the meaning set forth in Section 10(a).

“Rules” has the meaning set forth in Section 21(c).

“Second Installment” has the meaning set forth in Section 9(c)(ii).

“Seller” has the meaning set forth in the relevant Confirmation.

“Seller’s Laycan Nomination” means the notification from Seller to Buyer of the Laycan and quantity available to be loaded for each FOB Shipment as set forth in the relevant Confirmation.

“Seller’s Shortfall” has the meaning set forth in Section 11(a).

“Shipment” means a DAP Shipment or an FOB Shipment, as applicable.

“Shipment Schedule” means the schedule for Shipments as specified in the relevant Confirmation.

“Shipment Size” has the meaning set forth in the relevant Confirmation.

“Specifications” means the quality specifications for the Biomass delivered pursuant to this Agreement as set forth in Section 5 and the relevant Confirmation.

“SSHINC” means Saturdays, Sundays and Holidays included but excluding Super Holidays.

“Super Holidays” means Easter Sunday, July 4th, Labor Day, Thanksgiving Day, Christmas Eve and Christmas Day.

“Sustainability Criteria” has the meaning set forth in Section 5(a)(iv).

“Technical Dispute” means (a) any dispute which this Agreement expressly provides will be a Technical Dispute or (b) in the absence of such an express provision, any dispute which the Parties agree, by its nature, must be resolved entirely by either (i) the application of engineering principles or such other specialized technical knowledge in order to reach resolution thereof or (ii) the application of financial, accounting, or tax standards and principles in order to reach resolution thereof, excluding any dispute that has already been resolved pursuant to the applicable provisions of this Agreement (including any applicable Confirmation).

“Technical Expert” has the meaning set forth in Schedule B.

“Terminal” has the meaning set forth in the relevant Confirmation.

“Termination Payment” means (1) the greater of (a) an amount equal to the total losses, costs (including legal costs and other third party payments), actual damages and expenses suffered by the Non-Defaulting Party (taking into account any gains or savings by the Non-Defaulting Party and its duty to mitigate its losses) in connection with the early termination of the relevant Confirmation(s), including (without duplication) any loss or cost incurred as a result of entering into replacement purchase and sale agreement(s) for Biomass on similar terms to the relevant Confirmation(s) with respect to the remaining portion of the Contract Term of such Confirmations and (b) $0, plus (2) the aggregate sum of all other payments due to the Non-Defaulting Party under this Agreement.

“Tonne” or “MT” means a metric tonne or one thousand (1000) kilograms.

“Vessel” means an ocean- or sea-going vessel used by Buyer to load and carry a Shipment.

“Vessel Nomination” means the nomination by Buyer to Seller of the Vessel for carriage of the FOB Shipment as set forth in the relevant Confirmation.

“Vessel Requirements” has the meaning set forth in Section 4(b) of the FOB Schedule.

“Weight Certificate” means a DAP Weight Certificate or an FOB Weight Certificate, as applicable.

“Working Day” means any day other than a Saturday, Sunday or Holiday.

2. Term.

(a) Term. This Agreement shall be effective as of the Effective Date and shall, unless sooner terminated in accordance herewith, remain in full force and effect until terminated in accordance herewith.

(b) Termination. Either Party may terminate this Agreement by giving the other Party thirty (30) days’ prior written notice; provided, that (a) all Confirmations in effect at the time of such termination, including the terms of this Agreement incorporated therein, shall remain in full force and effect notwithstanding any such termination until all rights and obligations thereunder are fully performed or effected by both Parties or until such Confirmations have been terminated under Section 13 of this Agreement and (b) no Termination Payment shall be payable by either Party in connection with any such termination of this Agreement.

(c) Transaction Terms. This Agreement shall govern all Confirmations between the Parties from and after the Effective Date, unless otherwise expressly agreed to in writing by the Parties. Each transaction shall be governed by the provisions of this Agreement and the provisions of the applicable Confirmation. For each transaction, this Agreement and the corresponding Confirmation shall constitute a single integrated agreement governing the Confirmation, and references to this “Agreement” shall encompass each and all of the foregoing. In the event of any conflict between the terms of this Agreement and the terms of a Confirmation, the terms of the Confirmation shall govern.

3. Delivery of Biomass.

(a) Delivery Terms. Except where otherwise inconsistent with the express terms of this Agreement or the relevant Confirmation, (i) DAP Delivery Point Incoterms shall apply where the relevant Confirmation specifies DAP Shipments and (ii) FOB Load Port

Incoterms shall apply where the relevant Confirmation specifies FOB Shipments. For the avoidance of doubt, delivery of all Biomass hereunder shall be final and effective upon passage of title to Buyer at the Delivery Point (for DAP Shipments) or the Load Port (for FOB Shipments). The DAP Schedule shall apply to all DAP Shipments and the FOB Schedule shall apply to all FOB Shipments.

(b) Quantity and Price. Subject to, and in accordance with, the terms hereof, Seller shall deliver Biomass conforming to the Specifications in the Annual Quantity and Buyer shall pay for such Biomass at the Purchase Price.

(c) Deliveries. Seller shall deliver DAP Shipments or FOB Shipments, as specified in the relevant Confirmation. Seller shall deliver Biomass at the Delivery Point (for DAP Shipments) or the Load Port (for FOB Shipments), in each case in accordance with the Shipment Schedule.

(d) Title; Risk of Loss.

(i) Seller warrants that (A) it is able to fully and lawfully transfer title of each Shipment to Buyer and (B) the Biomass delivered hereunder shall, upon payment by Buyer therefor, be free from any liens, fees, charges, encumbrances, dues and claims of any kind. Seller shall indemnify, hold harmless and defend Buyer from and against any and all third party losses, costs, damages, liabilities, injuries, claims, demands, penalties, interest and causes of action (including reasonable attorney’s fees and court and arbitral costs) arising out of or in relation to Seller’s breach of the warranty in this Section 3(d)(i).

(ii) Title to each Shipment shall pass from Seller to Buyer when the Biomass is (1) unloaded at the Delivery Point (for DAP Shipments) or (2) placed onboard the Vessel at the Load Port (for FOB Shipments). Risk of loss or damage to each Shipment shall pass from Seller to Buyer when the Biomass is (A) unloaded at the Delivery Point in accordance with DAP Delivery Point Incoterms (for DAP Shipments) or (B) placed onboard the Vessel at the Load Port in accordance with FOB Load Port Incoterms (for FOB Shipments).

(e) Environmental Rights, Renewable Energy Certificates, and Other Credits. All environmental rights and other credits (e.g., emission reduction rights, credits, “green certificates”, including renewable energy certificates and renewable obligation certificates, and tax credits) associated with the Biomass or the manufacturing thereof shall at all times be and remain with Buyer.

4. Transportation; Loading and Unloading.

(a) Transportation and unloading of DAP Shipments shall be governed by the terms of the DAP Schedule. Loading and ocean/sea transportation of FOB Shipments shall be governed by the terms of the FOB Schedule.

(b) If Buyer is for any reason unable to accept a Shipment made within the time frame specified by Buyer pursuant to the Shipment Schedule, Seller shall, if Buyer so requests, use commercially reasonable efforts to store the Biomass that would have otherwise constituted the Shipment at the Facility (for DAP Shipments) or the Terminal (for FOB

Shipments), so that it can be delivered as soon as Buyer is ready to accept such Shipment, until such time that any further attempt to store the Biomass would materially adversely affect the operation of the Facility (for DAP Shipments) or the Terminal (for FOB Shipments), and, upon request by Buyer if adequate space is not available at the Facility or the Terminal, shall use commercially reasonable efforts to obtain off-site storage, at Buyer’s cost and expense. Where Buyer makes such request for Seller to store Biomass, Buyer may not cancel the applicable Shipment by reason of its delayed readiness without Seller’s written consent; provided, however, that Buyer shall reimburse Seller in respect of all reasonable and documented fees, charges, costs or expenses directly incurred by Seller as a result of storing Biomass pursuant to this Section 4(b). Where Seller concludes that any further delay in delivering such Biomass would materially adversely affect the operation of the Facility (for DAP Shipments) or the Terminal (for FOB Shipments), Seller may cancel the Shipment, in which case the amount of such Shipment shall be deemed Buyer’s Shortfall and Buyer shall pay Seller therefor pursuant to Sections 11(b) and 11(c).

(c) Seller shall keep Buyer reasonably informed of any circumstances which would reasonably be expected to have a material adverse impact on Seller’s ability to deliver Shipments in accordance with the Shipment Schedule.

5. Quality.

(a) General Quality Requirements.

(i) The quality of Biomass delivered hereunder shall be determined at the Delivery Point (for DAP Shipments) or the Load Port (for FOB Shipments), in each case in accordance with Sections 6 and 7.

(ii) The quality of Biomass delivered hereunder shall comply with the Specifications and shall be manufactured, produced, stored and handled under a quality certification program that secures product integrity and quality from the production to the final delivery. Only Biomass certified as conforming to the Specifications shall be delivered to Buyer hereunder.

(iii) Seller warrants that each Shipment shall be of uniform quality; substantially free of Extraneous Material; free flowing; readily able to be unloaded and handled; and fully suited for bulk sea transport, free grab discharge, and inland transport.

(iv) “Extraneous Material” means material which is not included in the Specifications and not normally a constituent of Biomass and which is present in a size or quantity that could reasonably be expected to cause damage to handling equipment or the combustion process in a power plant. Examples of Extraneous Material include pieces of metal, stone or foreign objects or other material foreign to the Biomass.

(v) Seller further warrants that all Biomass delivered hereunder shall comply with the sustainability criteria as provided in Schedule C (the “Sustainability Criteria”).

(b) Non-Compliance with Quality Requirements

(i) If a Shipment or portion thereof does not comply with Section 5(a) in all material respects, Seller shall reimburse Buyer for all reasonable and direct costs and expenses associated with conforming such Shipment to the requirements set forth in Section 5(a). If such Shipment or a portion thereof cannot be so conformed within a reasonable time, Buyer may then reject the Shipment pursuant to Section 10 below upon three (3) Working Days’ prior written notice.

(ii) If Biomass delivered to Buyer hereunder is believed by Buyer upon discharge to contain Extraneous Material, Buyer shall inform Seller thereof and Buyer shall appoint an independent surveyor, at Buyer’s sole cost and expense (subject to the following sentence), to conduct an inspection of the Biomass. If the independent surveyor verifies that the Biomass contains Extraneous Material, Seller shall reimburse Buyer for the cost of such independent surveyor and shall replace any defective Biomass at no cost to Buyer within a time period reasonably acceptable to Buyer. The amount of such affected Biomass shall be deemed Seller’s Shortfall and Seller shall pay Buyer therefor pursuant to Sections 11(a) and (c), unless to the extent replaced as contemplated in this Section 5(b)(i).

(c) Right of Representation. Seller has the right to be represented at its own expense and risk during (i) unloading of DAP Shipments at the Delivery Point, (ii) discharge of Biomass comprising FOB Shipments from the Vessel, as applicable, or (iii) any survey conducted under Section 5(b).

(d) Customs Documentation. Seller shall provide, at its sole cost and expense, all customs documentation required for export of each Shipment by Vessel, including, upon request by Buyer with reasonable advance notice, a certificate of origin, issued by an independent certification organization recognized by, and acceptable to, the customs authorities in the applicable country or countries of final destination in respect of such Shipment.

6. Sampling. Each Shipment shall be sampled in accordance with the relevant Confirmation.

7. Testing and Analysis. Testing and analysis of each Shipment shall be conducted in accordance with the relevant Confirmation.

8. Weight Determination.

(a) DAP Shipments. The weight of each DAP Shipment shall be determined at the Delivery Point at Buyer’s expense by the net scaled weight of truckloads or rail cars, as applicable, delivering the relevant DAP Shipment(s). The weight as so determined shall be final and binding on the Parties except in the case of fraud or manifest error. All scales used in connection with the weighing of such DAP Shipments shall be professionally certified by an independent inspection company appointed by Buyer, no less than once every six (6) months. Buyer shall, promptly after weighing of each DAP Shipment, provide Seller with a certificate certifying the weight of such DAP Shipment as determined pursuant to this Section 8(a) (the “DAP Weight Certificate”).

(b) FOB Shipments. The weight of each FOB Shipment shall be determined at the Load Port at Seller’s expense by either a shore scale or, at Buyer’s option, a draft survey of the loaded Vessel. The weight as so determined shall be final and binding on the Parties except in the case of fraud or manifest error. Any equipment used in connection with the weighing of such FOB Shipments shall be professionally certified by an independent inspection company appointed by Seller, no less than once every six (6) months. Any draft survey shall be conducted by an independent licensed marine surveyor appointed by Seller with Buyer’s approval, which shall not be unreasonably withheld, conditioned or delayed. Seller shall, promptly after weighing of each FOB Shipment, provide Buyer with a certificate certifying the weight of such FOB Shipment as determined pursuant to this Section 8(b) (the “FOB Weight Certificate”).

9. Pricing and Payment.

(a) Price. Buyer shall pay to Seller the Purchase Price for each Shipment in accordance with this Section 9.

(b) Payments for DAP Shipments. Seller shall provide Buyer an invoice on or before the fifteenth (15th) day of each month in respect of all DAP Shipments made in the prior month. Buyer shall pay the Purchase Price for DAP Shipments made in such prior month within five (5) Working Days following receipt from Seller of a properly documented invoice therefor, which invoice shall be valid when Buyer has received each of the following with respect to such DAP Shipments:

(i) the DAP Weight Certificate, bill of lading, weigh bill or equivalent documentation;

(ii) copies of certificates of origin, if requested pursuant to Section 5(a)(vi);

(iii) upon request by Buyer with reasonable advance notice, required documentation to demonstrate compliance with the GGL Certification or other customary sustainability control standard; and

(iv) all Quality Analysis Certificates.

(c) Payments for FOB Shipments. Buyer shall pay the Purchase Price for each FOB Shipment in two (2) installments.

(i) First Installment. The first installment of the Purchase Price (the “First Installment”) shall be ninety percent (90%) of the Purchase Price calculated by reference to the Shipment Size and Base NCV. Buyer shall pay the First Installment within five (5) Working Days following receipt from Seller of a properly documented invoice therefor, which invoice shall be valid when Buyer has received each of the following with respect to the FOB Shipment that is the subject of the invoice:

(1) originals of the clean on board bill(s) of lading required pursuant to the FOB Schedule;

(2) original FOB Weight Certificate;

(3) copy of the mate’s receipt(s) duly signed by the officer in charge of loading the Vessel;

(4) Shipper Cargo Information Sheet (SCIS) as issued by Seller from time to time;

(5) statement of facts and NOR at Load Port signed by Seller (or its representative) and the Master; and

(6) copies of certificates of origin (using a first in-first out determination), if requested pursuant to Section 5(a)(vi).

(ii) Second Installment. The second installment of the Purchase Price (the “Second Installment”) shall be the balance of the Purchase Price, reflecting Actual NCVcp. Buyer shall pay the Second Installment within five (5) Working Days following receipt from Seller of a properly documented invoice therefor, which invoice shall be valid when Buyer has received each of the following with respect to the FOB Shipment that is the subject of the invoice:

(1) all documentation identified in Section 9(c)(i);

(2) upon request by Buyer with reasonable advance notice, required documentation to demonstrate compliance with the GGL Certification or control standard; and

(3) the Quality Analysis Certificate.

(d) Payment Currency. All payments shall be made in immediately available funds in United States Dollars.

(e) Obligation of Payment. Any dispute in relation to any payment in respect of any particular Shipment shall not affect any of the Parties’ obligations in respect of any other Shipment. In the event an invoice or portion thereof is disputed, payment of the undisputed portion of the invoice shall be required to be paid when due, with notice of objection given to the other Party, stating the basis for the dispute, regarding the remaining portion. The Parties shall cooperate reasonably and in good faith to negotiate and resolve the dispute regarding such disputed amount within thirty (30) days following receipt of the invoice. The Party liable for payment shall make such payment, with interest thereon at the Interest Rate from the date on which the payment was originally due to the date of payment, within ten (10) Working Days following resolution of such dispute.

(f) Interest. Without prejudice to any other rights and remedies under this Agreement or otherwise, if either Party fails to make payment of any undisputed amount in full when the same is due and payable under this Agreement, such Party shall pay interest to the other Party on such part of such amount as remains outstanding from time to time at the Default Rate. Such interest shall accrue until the Party pays the other Party such outstanding amount in full.

(g) No Set-off. All payments to be made hereunder shall be made without setoff or reduction of any kind.

10. Rejection.

(a) Rejection. Buyer may reject any Shipment or partial Shipment if any report or data with respect to such Shipment from any test conducted in accordance with Sections 6, 7 and 8 indicates that any of the requirements of Section 5 have not been met. If Buyer wishes to reject all or a portion of a Shipment, it shall, within ten (10) Working Days after receipt of the Shipment deliver to Seller a notice (a “Rejection Notice”) setting forth such circumstance in reasonable detail, accompanied by reasonable documentary support. Unless a later date is specified in the Rejection Notice, and absent fraud, manifest error or bad faith, the rejection shall take effect immediately upon delivery of the Rejection Notice to Seller.

(b) Title and Risk Relating to Rejection. Upon a rejection set forth in any Rejection Notice becoming effective, risk and title to all rejected Biomass shall immediately transfer to Seller, and Buyer shall be discharged from all obligations under this Agreement in relation to the rejected portion of the Biomass. Buyer shall execute all necessary documents and take all other steps required to give effect to any passage of title pursuant to this Section 10(b).

(c) Effect of Rejection. If Buyer rejects Biomass in accordance with this Section 10, Buyer may, within seven (7) days of such rejection, request that Seller deliver replacement Biomass in a quantity equal to the quantity rejected, in which event Seller shall use commercially reasonable efforts to comply with Buyer’s request as soon as reasonably practicable. Any such delivery of replacement Biomass shall be on the same terms as the rejected Shipment or partial Shipment or such other terms as the Parties may agree. If Buyer does not request that Seller deliver replacement Biomass under this Section 10(c), the provisions of Section 11 shall apply to the rejected quantity.

(d) Reimbursement; Partially-Accepted Biomass. Buyer shall not be liable to pay for the rejected Biomass, and Seller shall on demand refund within ten (10) Business Days any amount previously paid for the rejected Shipment to Buyer. If Buyer rejects only part of a Shipment, the amount owed by Buyer with respect to such Shipment shall be reduced pro rata according to the amount of the Shipment accepted.

(e) Buyer’s Option to Accept. Buyer shall at all times have the option, in its sole discretion, to accept any Shipment notwithstanding any failure of such Shipment to conform to the requirements of Section 5. Any acceptance by Buyer of a non-conforming Shipment shall not constitute a waiver of Buyer’s rejection rights with respect to any other Shipment, and shall not limit Buyer’s right to reject any other non-conforming Shipment.

(f) Liability for Costs. Seller shall be liable for all costs and damages and expenses arising out of or in connection with the rejected Shipment, including carrying charges and the costs of transporting the rejected Shipment to any destination other than the Delivery Point. Buyer shall be obligated to use commercially reasonable means to mitigate such costs and expenses.

(g) Disposal Costs. Seller shall be responsible for and shall pay for all storage, transport, alternate use, or disposal of any rejected Shipment or partial Shipment; provided, that Buyer shall segregate and safeguard for Seller’s account any rejected Shipment. Seller shall indemnify Buyer and hold Buyer harmless in respect of all liabilities, losses, costs, and expenses suffered and incurred by Buyer in respect of storage, transport and disposal of any rejected Shipment.

11. Damages.

(a) Seller’s Shortfall. If (i) Buyer rejects all or any part of a Shipment in accordance with Section 10(a) and replacement Biomass has not been provided pursuant to Section 10(c), (ii) Seller fails to deliver all or any part of a Shipment in accordance with the requirements of this Agreement, including any failure to deliver Biomass in the Annual Quantity and in accordance with the Shipment Schedule, other than due to a Force Majeure Event or Buyer’s failure to perform, or (iii) Seller fails to comply with its obligations pursuant to Section 5 (the applicable quantity of Biomass, in any such event, “Seller’s Shortfall”), Seller shall pay Buyer an amount per Tonne of Seller’s Shortfall equal to the positive difference, if any, between the Market Price and the then-applicable Base Price (each as adjusted based upon the average Actual NCVcp of Shipments delivered to Buyer by Seller during the previous twelve (12) months under the relevant Confirmation or such shorter period as has elapsed since the effective date of such Confirmation) for such volume plus all losses, costs (including legal costs, transportation costs, storage costs, handling costs and interest) incurred by Buyer as a result of Seller’s failure pursuant to the immediately preceding clause (i), (ii) or (iii), and actual damages and expenses suffered or incurred by Buyer as a result of entering into any purchase agreements for Seller’s Shortfall on terms reasonably similar to the relevant Confirmation, after taking into account any gains or savings by Buyer due to mitigating its losses, costs, damages and expenses.

(b) Buyer’s Shortfall. If (i) Buyer rejects all or part of any Shipment other than in accordance with Section 10(a) or (ii) Buyer fails to comply with its obligations to accept delivery of all or part of a Shipment other than due to a Force Majeure Event (the applicable quantity of Biomass, in any such event, “Buyer’s Shortfall”), Buyer shall pay Seller an amount per Tonne of Buyer’s Shortfall equal to the positive difference, if any, between the then-applicable Base Price and the Market Price (each as adjusted based upon the average Actual NCVcp of Shipments delivered to Buyer by Seller during the previous twelve (12) months under the relevant Confirmation or such shorter period as has elapsed since the effective date of such Confirmation) for such volume plus all losses, costs (including legal costs, transportation costs, storage costs, handling costs and interest) incurred by Seller as a result of Buyer’s failure pursuant to the immediately preceding clause (i) or (ii), and actual damages and expenses suffered or incurred by Seller as a result of entering into any sale agreements for Buyer’s Shortfall on terms reasonably similar to the relevant Confirmation, after taking into account any gains or savings by Seller due to mitigating its losses, costs, damages and expenses.

(c) The Party liable for payment pursuant to Section 11(a) or 11(b) shall pay amounts owed pursuant thereto within ten (10) Working Days following receipt of an invoice therefor, together with reasonable supporting documentation; provided, however, that if a Party disputes the calculation of such amounts, the Parties shall cooperate reasonably and in good faith to negotiate and resolve any such dispute within thirty (30) days following receipt of the invoice.

The Party liable for payment pursuant to Section 11(a) or 11(b) shall make such payment within ten (10) Working Days following resolution of such dispute. Any amount owed pursuant to Section 11(a) or 11(b) or other damages owed pursuant to this Agreement shall be paid with interest at the Default Rate in accordance with Section 9(f).

(d) The Parties confirm that the express remedies and measures of damages provided in this Agreement satisfy the essential purposes hereof. To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge and agree that the damages are difficult or impossible to determine, or otherwise obtaining an adequate remedy is inconvenient, and the damages calculated hereunder constitute a reasonable approximation of the harm or loss. For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy, the obligor’s liability shall be limited as set forth in such provision and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly provided herein, the obligor’s liability shall, except as otherwise provided in Section 11(e), be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived. It is the intent of the Parties that the limitations herein imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including the negligence of any Party, whether such negligence be sole, joint or concurrent, or active or passive. Without limiting the generality of the foregoing, the Parties agree that it is difficult or impossible to determine with precision the amount of damages that would be incurred by Buyer or Seller resulting from any act or omission, as the case may be, described in Section 11(a), 11(b) or 13(a); any sums payable under Section 11(a), 11(b) or 13(c) because of such acts or omissions, as the case may be, are damages and not a penalty, and are fair and reasonable and any such sums represent a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such acts or omissions, as the case may be. Payment of sums due pursuant to Section 11(a) or 11(b) shall be the sole and exclusive remedy of the Party entitled to payment of such sums for the acts or omissions giving rise to such payment obligation.

(e) No Punitive, Consequential or Similar Damages. Neither Party shall be liable for any loss of profit or of revenue or of goodwill, or business interruption damages, or losses suffered under any other contract, or special, consequential, incidental, punitive, exemplary or indirect damages, whether in contract, indemnity, tort or otherwise, arising out of or in connection with the performance, failure to perform or termination of this Agreement; provided, however, that notwithstanding the foregoing, in no event will the foregoing limitations of liability be applied to limit the extent of the liability of either Party to the other for any breach of Section 19 or for or with respect to any third party indemnity claims under Section 14; and provided, further, that in no event will the foregoing limitations of liability be applied to limit the extent of the liability of either Party under Sections 11(a), 11(b) or 13(c) or the liability of Seller to Buyer under Section 3(d)(i).

12. Facility and Terminal; Audit Rights.

(a) Safety. Each Party shall operate and maintain its Facility or Terminal, as applicable, at all times in a safe manner with due regard to the life and health of people and protection of property, in compliance with Applicable Law and the then-current version of NFPA 664: Standard for the Prevention of Fires and Explosions in Wood Processing and Woodworking Facilities or any successor publication.

(b) Inspection and Audit Rights.

(i) Each Party shall have the right to inspect the other Party’s Facility or Terminal, as applicable, at any time during the Contract Term of any Confirmation for health, safety, quality assurance or other similar purposes as Buyer may reasonably determine. Further, each Party shall at all times have the right to take samples of the Biomass at the Facility or Terminal, as applicable, or at any storage or loading facility used by the other Party, or any other location where the Biomass may be located, and to audit and observe such other Party’s sampling and collection of Biomass at the Facility or Terminal, as applicable, or elsewhere, upon reasonable notice to such other Party.

(ii) During the Contract Term of the relevant Confirmation and for up to one (1) year thereafter, each Party may, at its own expense, during Office Hours and upon reasonable advance notice so as to not unreasonably interfere with the normal business operations of the other Party or of such other Party’s Facility or Terminal, as applicable, inspect, copy or audit, to the extent relevant to such other Party’s obligations under such Confirmation, such other Party’s books, records, accounts, ledgers, schedules, correspondence and any other documents including supplier records in its possession or control or otherwise available to it; provided, however, that neither Party shall have the right to inspect, copy or audit any of the foregoing that relates solely to the other Party’s pricing of Biomass. Any Party exercising its rights to inspect, copy or audit pursuant to this Section 12(b)(ii) shall reimburse the reasonable and documented out-of-pocket costs and expenses incurred by the other Party in connection with this Section 12(b)(ii). Such other Party shall reasonably cooperate with any such inspection, copying or audit and shall provide such information as may be reasonably requested by the Party carrying out such inspection, copying or audit under this Section 12(b)(ii).

13. Events of Default; Termination.

(a) Defaults. Any one or more of the following shall constitute an event of default (an “Event of Default”) with respect to a Party (the “Defaulting Party”), giving the other Party (the “Non-Defaulting Party”) the right to terminate this Agreement or any or all Confirmations by giving notice in writing to the Defaulting Party:

(i) a Party breaches any payment obligation under this Agreement and fails to cure such breach within fifteen (15) days after written notice thereof from the other Party;

(ii) a Party commits a material breach of any non-payment obligation under this Agreement (other than as set forth in Section 19) and fails to cure such breach within thirty (30) days after written notice thereof from the other Party; provided, however, that if such default cannot reasonably be cured within such thirty (30) day period but can reasonably be cured in sixty (60) days, such default shall not constitute an Event of Default so long as the Party in breach commences the cure thereof within such thirty (30) day period and thereafter diligently pursues such cure to completion within not less than sixty (60) days after such written notice from the other Party; or

(iii) a Party becomes Insolvent.

(b) Rights Pending Cure. A Party who gives the other Party notice of a breach or failure pursuant to this Section 13 (a “Notifying Party”) may, during any applicable period in which the other Party may cure such breach or failure, and in addition to any other right or remedy available to such Notifying Party, withhold any payments due to the other Party and suspend performance of such Notifying Party’s obligations hereunder until such breach or failure by the other Party is cured.

(c) Effect of Termination. Where this Agreement or any Confirmation is terminated by a Party pursuant to Section 13(a), the Non-Defaulting Party shall, within ten (10) days of the date of termination, calculate the applicable Termination Payment with respect to the aggregate of all Confirmations being terminated and notify the Defaulting Party of the amount so calculated, and the Defaulting Party shall, within ten (10) days of receiving such notice, pay to the Non-Defaulting Party an amount equal to the Termination Payment. The Non-Defaulting Party shall not be obligated to enter into replacement agreements or to terminate related trading positions in order to establish the amount of the Termination Payment.

14. Indemnification. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party (the “Indemnified Party”) from and against any and all losses, liabilities, costs, expenses, damages, demands, claims, actions and allegations by third parties (“Claims”), including, without limitation, Claims by third parties relating to Extraneous Material contained in any Biomass that is purchased by Buyer from Seller under this Agreement and subsequently sold by Buyer to such third parties, incurred by the Indemnified Party (including attorney’s fees and litigation costs, including in enforcing such indemnity rights) resulting from, arising out of, or relating to the Indemnifying Party’s breach of any representation or warranty or covenant of the Indemnifying Party under this Agreement or other contractual breach or from the Indemnifying Party’s willful misconduct, fraud, negligence or other legal fault. For purposes of this Section 14, the acts or omissions of the Indemnifying Party shall include the acts or omissions of any employees, agents, servants, contractors or subcontractors of the Indemnifying Party. Notwithstanding any other provision of this Agreement, the Indemnified Party shall notify the Indemnifying Party of any Claim subject to indemnification hereunder as soon as possible from the date of knowledge of such Claim. Any failure or delay by the Indemnified Party to give notice hereunder shall constitute a waiver of indemnification to the extent such failure or delay materially prejudices the Indemnifying Party’s ability to defend or otherwise resolve the Claim.

15. Insurance. Each Party shall comply with any applicable insurance requirements specified in the relevant Confirmation.

16. Force Majeure.

(a) Force Majeure Event. A Party is not responsible or liable for any delay or failure in the performance of its obligations under this Agreement to the extent such performance is prevented by a Force Majeure Event, provided that such Party complies with Section 16(b). A “Force Majeure Event” is any event or circumstance which prevents a Party (the “Affected Party” and the other Party being the “Non-Affected Party”) from performing its obligations under one or more Confirmations, which event or circumstance was not anticipated or reasonably foreseeable by the Affected Party as of the date on which any applicable Confirmation was entered into, which is not within the reasonable control, or the result of the negligence, of the Affected Party, and which, by the exercise of due diligence, the Affected Party is unable to overcome or avoid or cause to be avoided. A Force Majeure Event may include the following, to the extent that each satisfies the foregoing requirements: any act of God or the elements, earthquakes, floods, landslides, hurricanes, civil disturbances, sabotage, acts of public enemies, war, blockades, insurrections, riots, epidemics, fires or explosions. For the avoidance of doubt, a lack of funds, the availability of a more attractive market, changes in law or regulations or inefficiencies in operations shall not constitute a Force Majeure Event.

(b) Notice. The Affected Party shall be entitled to relief pursuant to this Section 16 to the extent that (a) the Affected Party gives the Non-Affected Party written notice within five (5) Working Days of the occurrence of the event or circumstance giving rise to the claim of a Force Majeure Event, describing the particulars and estimated duration of the Force Majeure Event and the proposed cure, (b) any suspension of performance is of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure Event, (c) the Affected Party uses commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement, and (d) the Affected Party promptly notifies the Non-Affected Party when the Affected Party is able to resume performance of its obligations under this Agreement.

(c) Make-up. In addition to the Affected Party’s obligations under Section 16(b), the Parties may mutually agree to make-up resulting deficiencies due to a Force Majeure Event through an adjustment, as necessary, to the Purchase Price or the Contract Term of the relevant Confirmation. Any resulting extensions of the Contract Term of the relevant Confirmation shall be no greater than the duration of the Force Majeure Event.

(d) Termination. Notwithstanding any other provision of this Section 16, if a Force Majeure Event lasts for more than one hundred and eighty (180) consecutive days or for more than one hundred eighty (180) days in the aggregate during any twelve (12) month period, the Non-Affected Party may terminate all affected Confirmations upon written notice to the Affected Party; provided, however, that such one hundred and eighty (180) day period, in either case, shall be extended by up to an additional ninety (90) days if the Affected Party shall, prior to the expiration of such one hundred and eighty (180) day period, have submitted to the Non-Affected Party a remedial action plan, reasonably acceptable to the Non-Affected Party, which sets forth a course of repairs, improvements, changes to operations, or other actions that would permit the Affected Party to perform its obligations under such Confirmations as soon as reasonably practicable and such Party pursues the remedial action plan in a commercially reasonable and diligent manner. Termination of Confirmations by a Party under this Section 16 shall be without liability on the part of either Party to the other Party, provided that such termination shall not affect any rights or obligations which may have accrued prior to such termination or which expressly or by implication are intended to survive termination, whether resulting from the event giving rise to the right to terminate or otherwise.

17. Compliance with Law. Each Party shall comply in all material respects with all Applicable Laws in the performance of its obligations under this Agreement, including all applicable environmental, health and safety laws, rules and regulations.

18. Duty to Mitigate. Without limiting any other provision of this Agreement, each Party shall use commercially reasonable efforts to mitigate its losses or damages suffered in connection with this Agreement and the transactions contemplated hereby, and shall always act in a commercially reasonable manner in the performance of this Agreement.

19. Confidentiality.

(a) The existence and terms of this Agreement and information disclosed by or on behalf of either Party to the other Party or its representatives in connection with this Agreement (hereinafter referred to as “Confidential Information”) shall, during the term of this Agreement and until the expiration of thirty-six (36) months after this Agreement and all Confirmations have terminated, be treated as confidential by each Party and shall not be disclosed in whole or part by either Party to any third party without the prior written consent of the other Party. No breach of this Section 19(a) shall entitle the other Party to terminate this Agreement.

(b) Notwithstanding Section 19(a), neither Party shall be required to obtain the prior written consent of the other Party in respect of disclosure of Confidential Information:

(i) to Affiliates of such Party, provided that such Party shall require such Affiliates to keep the Confidential Information confidential on the same terms as are provided in this Section 19;

(ii) to Persons professionally engaged by or on behalf of such Party;

(iii) to any Government Entity having jurisdiction over such Party, but only to the extent that such Party is required by such Government Entity to make disclosure;

(iv) to any lenders or other providers of capital or prospective lenders or providers of capital in connection with the financing or funding of such Party’s operations;

(v) to the extent reasonably required by any Applicable Law or rule of any relevant stock exchange or to the extent required by any juridical, arbitral or administrative proceeding; or

(vi) to the extent any disclosure is required to be made in the financial statements of either Party or any of its Affiliates or in publicly filed documents to effect the transactions contemplated by this Agreement and any Confirmations;

provided, that the disclosing Party shall keep the disclosure of the Confidential Information to the minimum necessary for the purpose for which it is disclosed and shall, as soon as reasonably practicable or permissible, notify the other Party of such disclosure.

(c) Notwithstanding anything to the contrary herein, either Party and its Affiliates shall be permitted to include in documents filed with regulators regarding securities offered or to be offered of an Affiliate of such Party (and in any amendments thereto or related offering documents) any information regarding the Parties, this Agreement and the transactions contemplated by this Agreement.

(d) Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party.

20. Taxes. Seller shall pay or cause to be paid all taxes imposed on or with respect to the Biomass or a Confirmation arising prior to the point at which title and risk of loss transfer from Seller to Buyer. Buyer shall pay or cause to be paid all taxes imposed on or with respect to the Biomass or a Confirmation at and from such point. In the event either Party is required by law or regulation to remit or pay taxes that are the other Party’s responsibility hereunder, the latter Party shall promptly reimburse the former Party for such taxes. Nothing herein shall obligate or cause a Party to pay or be liable to pay any taxes for which it is exempt under the law. Seller acknowledges that Buyer intends to export the Biomass outside of the United States via the Terminal. Seller warrants the free export of the Biomass from the United States and any export licenses, restrictions and quotas that are required which are introduced in the United States after the Effective Date up to the moment of delivery.

21. Governing Law and Dispute Resolution.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) Exclusion. The United Nations Convention on Contracts for International Sale of Goods shall not apply to this Agreement.

(c) Dispute Resolution. Other than any Technical Dispute, any dispute arising from this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 21(c) except as expressly amended by this Section 21(c). The tribunal shall consist of three (3) arbitrators, two (2) of whom shall be nominated by the respective Parties and the third of whom shall be jointly selected by the two arbitrators selected by the Parties. The seat of the arbitration and the venue of all hearings shall be New York, NY and the language of the arbitration shall be English. The arbitral tribunal shall have power to award on a provisional basis any relief that it would have power to grant on a final award. Without prejudice to the powers of an arbitrator provided by the Rules, by statute or otherwise, the arbitral tribunal shall have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favor of the claimant (or the respondent if a counterclaim) in respect of any claims or counterclaims to which there is no reasonably arguable defense (either substantively or as to the amount of any damages or other sums to be awarded). The Parties hereby agree to exclude any rights to refer points of law or to appeal to the courts to the extent that they can validly waive these rights under Applicable Law, provided, that nothing in this Section 21(c) shall be construed as preventing either Party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

(d) Technical Disputes. If the Parties are unable to resolve any Technical Dispute in the ordinary course of business, either Party may, by notice to the other Party, refer the Technical Dispute to a Technical Expert selected in accordance with the procedures set forth in Schedule B.

22. Representations and Warranties. Each Party represents and warrants to the other as follows as of the Effective Date and the effective date of each Confirmation:

(a) it is duly organized and validly existing under the laws of the jurisdiction of its formation and has all necessary authorizations required by Applicable Law to perform its obligations under this Agreement (other than those authorizations the failure of which to obtain could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement);

(b) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party; this Agreement has been duly executed and delivered by such Party and is the legal, valid and binding obligation of such Party enforceable in accordance with its terms;

(c) the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby do not contravene the constitutive documents of such Party and do not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which such Party is a party or by which it or any of its properties is bound or affected;

(d) all Permits required in connection with the execution, delivery and performance of this Agreement by such Party have been obtained or, to the extent not yet required in connection with the performance of this Agreement, will be obtained by the time when they are required in connection with the performance of this Agreement; and

(e) save for the representations and warranties made in this Section 22, it has not entered into this Agreement in reliance on any warranty or representation made by the other Party or its employees or agents.

23. Miscellaneous.

(a) Notices. Except as expressly provided herein, any notice, demand, offer, or other communication required or permitted to be given pursuant hereto shall be in writing signed by the Party giving such notice, demand, offer, or other communication and shall be hand delivered or sent by registered mail, overnight courier or facsimile to the other Party at the following address:

If to ELP:

Enviva, LP

7200 Wisconsin Avenue

Suite 1000

Bethesda, MD 20815

Attention: General Counsel

Facsimile: (240) 482-3774

If to EWH:

Enviva, LP

7200 Wisconsin Avenue

Suite 1000

Bethesda, MD 20815

Attention: General Counsel

Facsimile: (240) 482-3774

Each Party may change the place to which notice, demand, offer, or other communication shall be sent or delivered by similar notice sent in like manner to the other Party. Unless otherwise provided herein, all notices, requests or other communications hereunder shall be effective at the end of Office Hours on the day actually received, if received during Office Hours on a Working Day, and otherwise shall be effective at the close of Office Hours on the first Working Day after the day on which received.

(b) Cooperation with Financing Efforts. Each Party shall cooperate with the other Party’s efforts in obtaining and maintaining financing on a non-recourse (or other) basis. Without limiting the generality of the foregoing, each Party shall execute such documents (including consents, direct agreements, certificates and legal opinions) as the other Party or such other Party’s Financing Parties may reasonably request in connection with Buyer’s efforts to obtain and maintain such financing.

(c) Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

(d) Amendment. No amendment, supplement or other modification of this Agreement shall be valid unless evidenced in writing signed by both Parties.

(e) No Waiver. Either Party’s waiver of any breach or failure to enforce any of the terms of this Agreement at any time shall not in any way affect, limit, modify, or waive such Party’s right thereafter to enforce or compel strict compliance with every term hereof, any course of dealing or custom of the trade notwithstanding.

(f) Survival of Termination. Any provision of this Agreement or the relevant Confirmation that contemplates performance subsequent to termination of this Agreement or such Confirmation shall survive such termination and continue in full force and effect for the limited purposes set forth therein.

(g) Non-Recourse. The Parties’ respective obligations hereunder are intended to be the obligations of the respective Parties only and no recourse for any obligation of a Party hereunder, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, partner, member, officer or director, or Affiliate, as such, past, present or future of such Party.

(h) Severability. If any provision of this Agreement is found to be void and unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue to have full force and effect. The Parties shall, in such event, negotiate in good faith to agree to a mutually satisfactory valid and enforceable substitute provision implementing to the fullest extent possible the intentions of the Parties at the Effective Date or the time the relevant Confirmation was executed.

(i) Entire Agreement. This Agreement (for the avoidance of doubt, together with all Confirmations) constitutes the entire agreement of the Parties with respect to the subject matter hereof and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of the Parties in respect of the subject matter hereof. This Agreement supersedes all prior meetings, correspondence, and negotiations between the Parties. There are no representations, warranties, covenants, agreements or collateral understandings, oral or otherwise (express or implied) of any kind between the Parties in respect of the subject matter hereof, except as contained herein.

(j) Rights and Remedies Not Exhaustive. Except as otherwise expressly set forth herein, any rights or remedies conferred on either Party under this Agreement shall be in addition to rights and remedies such Party would otherwise have at law or in equity.

(k) Third Parties. This Agreement and all rights hereunder are intended for the sole benefit of the Parties and, to the extent expressly provided, for the benefit of the Financing Parties, and shall not imply or create any rights on the part of, or obligations to, any other Person.

(l) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which shall together constitute one and the same instrument. Any executed counterpart may be delivered in portable document format (.pdf) or by other electronic means and, when so delivered, shall be legally enforceable in accordance with its terms.

(m) No Agency. No Party shall be deemed hereunder to be an agent of, or partner or joint venturer with, any other Party.

(n) Assignment. Except as otherwise expressly provided in this clause (n), neither Party may directly or indirectly assign its rights and obligations under this Agreement (including, for the avoidance of doubt, any Confirmation), in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any purported assignment made other than in accordance with this clause (n) shall be null and void ab initio. Notwithstanding the foregoing, the following are permitted:

(i) collateral assignment by a Party to its Financing Parties, and further assignment by such Financing Parties following any foreclosure of their security interest in this Agreement, in which case neither such Party nor its Financing Parties shall have any liability with respect to the future performance of this Agreement (or the relevant Confirmation); and

(ii) assignment by a Party to its Affiliate; provided, however, that, in the case of an assignment by a Party to an Affiliate without consent, the assigning Party shall remain jointly and severally liable for the assigned obligations and shall notify the other Party of the assignment (and identify the name of, and notice address information for, such Affiliate) unless in the case of an assignment by either Party the assignment is made to: (A) the successor to all or substantially all of the assets of such Party (including by operation of law), (B) in the case of an assignment by ELP, a direct or indirect wholly-owned subsidiary of ELP so long as the performance of all such subsidiary’s obligations under this Agreement is guaranteed by ELP, (C) any other Affiliate of Buyer or Seller, as applicable, if the performance of all such Affiliate’s obligations under this Agreement is guaranteed by the assigning Party, in form and substance reasonably acceptable to the non-assigning Party, or (D) any other Person reasonably satisfactory to the non-assigning Party, as applicable, in which case, in each of the foregoing sub-sections (A) through (D), the assigning Party (except as expressly set forth in sub-sections (B) and (C), as may be applicable, above) shall have no liability with respect to the future performance of this Agreement.

(o) Attorneys’ Fees. The Parties agree that in the event either of the Parties institutes legal proceedings to enforce any of the terms of this Agreement, all court costs and reasonable attorneys’ fees incurred by the substantially prevailing Party shall be reimbursed by the other Party.

(p) Interpretation. Except as otherwise set forth herein, or where the context of this Agreement otherwise requires:

(i) headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(ii) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural;

(iii) the terms “hereof”, “herein,” “hereto” and similar words refer to this entire Agreement and not any particular Section, Schedule or any other subdivision of this Agreement;

(iv) references to “Section” or “Schedule” are to this Agreement unless specified otherwise;

(v) reference to “this Agreement” (including any Schedule hereto) or any other agreement or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any agreement or document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms;

(vi) references to any law, statute, rule, regulation, standard (including for testing and sampling), notification or statutory provision (including Applicable Laws) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(vii) references to any Person shall be construed as a reference to such Person’s successors and permitted assigns;

(viii) references to “or” will be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” will be interpreted to mean “and/or” rather than “either/or”);

(ix) “includes”, “including” and similar phrases mean “including, without limitation”; and

(x) all Schedules are incorporated herein and made a part of this Agreement for all purposes.

(q) Inconsistencies. In the event of any inconsistency between the terms of this Agreement (excluding Confirmations) and the terms of a Confirmation, the terms of such Confirmation shall prevail.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ENVIVA, LP

by Enviva GP, LLC, as its sole general partner

By:
Name:
Title:

ENVIVA WILMINGTON HOLDINGS, LLC

By:
Name:
Title:

Signature page to

Master Biomass Purchase and Sale Agreement

Schedule A

Form of Confirmation

BIOMASS FUEL SUPPLY CONFIRMATION No. [        ]

This Biomass Fuel Supply Confirmation No. [    ] (this “Confirmation”) is subject to, and incorporates the terms of, the Master Biomass Purchase and Sale Agreement, between Enviva, LP (“ELP”) and Enviva Wilmington Holdings, LLC (“EWH”), dated as of [                    ], 2015, as amended and supplemented from time to time (the “Agreement”).

All provisions of the Agreement are incorporated within this Confirmation except as modified below. Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Agreement.

This Confirmation constitutes a “Confirmation” as defined in the Agreement.

Buyer:

Seller:

Shipment Type (Check One)	DAP Shipments by truck [ ] DAP Shipments by rail [ ] FOB Shipments [ ]

Contract Term:	[ ] Contract Years, where each “Contract Year” is equal to [ ].

Facility:

Terminal:

Annual Quantity:

Purchase Price:

Determined by multiplying (a) the weight of the Shipments delivered in the applicable month in Tonnes by (b) the NCV Adjusted Price (as defined below).

The “NCV Adjusted Price” for each Shipment shall be determined in accordance with the following formula:

                                              Actual NCVcp × Base Price

NCV Adjusted Price = —————————————

                                                           Base NCV

Where:

“Base Price” means a price per Tonne as follows:

[First Contract Year: $[            ]]

Shipment Schedule:

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Insurance Requirements:

Specifications:	See Table 1, below

Sampling:

Testing and Analysis:	[Needs to include definition for “Quality Analysis Certificate”]

[Other]:

FOB Shipments Only

Shipping Schedule:

Laycan:

Shipment Size:

Load Port:

Loading Rate:

Vessel Nomination:

[Other]:

Table 1

Biomass Specifications

[Specifications table to be inserted]

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Confirmation has been executed by the Parties as of the date first set forth above.

ENVIVA, LP

by Enviva GP, LLC, as its sole general partner

By
Name:
Title:

ENVIVA WILMINGTON HOLDINGS, LLC

By
Name:
Title:

Signature Page to

Confirmation

Schedule B

Technical Dispute Resolution Procedures

1.	Commencement and Selection of Technical Expert

(a) As used herein, “Technical Expert” means any individual selected in accordance with the procedure specified in this Schedule B and who (i) has professional qualifications and practical experience in the subject matter of the Technical Dispute, (ii) has no interest, financial or otherwise, or duty which conflicts or may conflict with his or her functions as a Technical Expert (such individual being required to fully disclose any such interest or duty prior to his or her appointment) and (iii) is not currently and has not been (x) during the five years prior to the date of appointment, an employee of any of the Parties or any of their Affiliates and (y) during the three years prior to the date of appointment, a contractor or consultant of either of the Parties or any of their Affiliates, unless otherwise mutually agreed by the Parties.

(b) Within ten Business Days following receipt of a Party’s notice referring a Technical Dispute for resolution in accordance with the provisions of this Schedule B, the representatives of each of the Parties will confer in an effort to agree upon a Technical Expert to hear the Technical Dispute. If the Parties are unable to agree upon the appointment of a Technical Expert, then at the end of such ten Business Day period each Party will, within five Business Days, notify the other Party in writing of its designation of three proposed Technical Experts. Each Party will promptly strike two of the proposed Technical Experts designated by the other Party. The remaining two proposed Technical Experts will, within two Business Days, select one of them to hear the Technical Dispute, provided that if one of the Parties still objects to the Technical Dispute being heard by such selected Technical Expert, then, within two Business Days, such two proposed Technical Experts will select a third Technical Expert (who may be one of the Technical Experts designated by the Parties or another Technical Expert) and such third Technical Expert will hear the Technical Dispute.

2.	Submission to Technical Expert

Each Party will be required to put forth and endorse one proposal as its proposed resolution to the Technical Dispute, based on an agreed statement of the nature of the Technical Dispute and agreed facts surrounding such Technical Dispute. Each Party’s proposal will be delivered to the Technical Expert and the other parties to such Technical Dispute no later than 45 days after the date of the notice of the Party submitting the Technical Dispute to the Technical Expert. The Technical Expert will be required to select one of the proposals and will not be able to select any other proposal, except to the extent mutually agreed by the parties to such Technical Dispute.

3.	Decision of the Technical Expert

(a) The Technical Expert will render a decision resolving the matter within 60 days of the date of the notice of the Party submitting such matter for resolution by the Technical Expert. The Technical Expert will not award to either Party any relief greater than that initially sought by such Party. The decision of the Technical Expert will be final and binding upon the

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Parties and not subject to appeal or review, whether through arbitration or otherwise, absent manifest injustice. The Parties will share equally all costs and expenses of the Technical Expert procedure and the Technical Expert will not have the authority to award costs or attorneys’ fees to either Party.

(b) The Technical Expert will act as an expert and not as an arbitrator and no provisions of any arbitration rules will apply to the Technical Expert or his or her determination or the procedure by which he or she reaches his or her determination.

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Schedule C

Sustainability Criteria

All Biomass provided by Seller to Buyer under this Agreement shall be certified to comply with the sustainability requirements and standards of the Sustainable Biomass Partnership (SBP), GGL Certification and Laborelec-SGS Solid Biomass Sustainability schemes. Additionally, all fiber sources and raw materials for Biomass must be harvested responsibly so as to be certified under SFI Fiber Sourcing certification standards.

Seller is restricted from using materials sourced from land with high biodiversity value or high carbon stock – including primary forest, peatland, and protected wetlands. In addition, Seller must be able to prove greenhouse gas emissions savings as compared to fossil fuels of at least 70% as of the date of this agreement to March 31, 2020, and 72% from April 1, 2020 to March 31, 2025.

Any solid biomass binder that exceeds 2% or any bioliquid binder of any amount must also meet sustainability requirements as outlined in Article 17 – “Sustainability criteria for biofuels and bioliquids”—of the EU Renewable Energy Directive 2009/28/EC dated 23 April 2009 (RED); and with the sustainability criteria for the use of biomass feedstocks under the United Kingdom Renewables Obligation in accordance with the Department of Energy and Climate Change’s publication dated 22 August 2013 and entitled “Government Response to the consultation on proposals to enhance the sustainability criteria for the use of biomass feedstocks under the Renewables Obligation” and the “Renewables Obligation (Amendment) Order 2014” published on 10 February 2014 coming into force on 1st April 2014.

Buyer reserves the right to require additional forest management certifications such as the Sustainable Forestry Initiative (SFI), The Forest Stewardship Council (FSC), and The Programme for the Endorsement of Forest Certification (PEFC) Chain of Custody certifications or country or customer-specific sustainability requirements as needed.

Buyer agrees to provide guidance to Seller regarding the above requirements and during the certification process(es) and to serve as a liaison between Seller and the certification agencies. Seller shall pay all third-party costs associated with all certifications referenced above and all other certifications reasonably requested by Buyer (including all costs of inspections, fees paid to certifying organizations, testing or auditing costs, or membership costs). Seller shall deliver copies of all certifications and reports to Buyer.

Specific terms and requirements of the GGL Certification is available using the following links:

http://www.greengoldcertified.org/ or

http://certification.controlunion.com/

Information regarding the Laborelec-SGS Solid Biomass Sustainability scheme is available using the following links:

http://www.sgs.com/ or

http://www.laborelec.be/

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Schedule D

DAP Schedule

Section references in this Schedule D refer to Sections of this Schedule D unless otherwise noted in this Schedule D.

1. Deliveries by Truck. This Section 1 shall apply to DAP Shipments specified to be made by truck pursuant to the relevant Confirmation:

(a) Truck Transportation. Seller shall be responsible for making all necessary arrangements for carriage of DAP Shipments by truck to the Delivery Point. Seller shall procure and promptly provide to Buyer a copy of the bills of lading issued by the applicable trucking contractor(s), consigned to Buyer’s order, and evidencing the DAP Shipment(s) on board the trucks in apparent good order and condition.

(b) Unloading; Trucking Regulations. Buyer and / or its appointed contractors, servants or agents shall unload the Biomass at the Delivery Point with all due dispatch and in compliance with Applicable Law, and shall use commercially reasonable efforts to minimize degradation of the Biomass during such unloading process. Seller should have right to inspect such unloading procedures to determine compliance with such requirements. Seller shall ensure that all trucks used for carriage of DAP Shipments are compatible with Buyer’s truck tipping equipment and unloading facilities, and Buyer shall provide to Seller specifications as are reasonably necessary to enable Seller to determine such compatibility. Seller shall cause (i) all DAP Shipments to be delivered in compliance with Applicable Law in all material respects and (ii) all trucks used for carriage of DAP Shipments to be in compliance with Applicable Law in all material respects, including laws relating to weight limits. Notwithstanding anything in Section 8 of the Agreement or otherwise to the contrary, for any trucks exceeding the allowable gross weight established by Applicable Law, the weight of the applicable DAP Shipment for purposes of determining the Purchase Price shall be reduced by the amount of such exceedance. Seller shall provide written notice to all parties providing carriage of DAP Shipments that Buyer will not be responsible for any damage to trucks falling from the tipper if the damage is the fault of the truck operator, and that the truck operator shall be responsible and shall pay for such damage, any damage to Buyer’s facilities (including the Terminal) and the costs of removing any damaged truck. Buyer shall not be liable for, and Seller shall indemnify, hold harmless and defend Buyer from and against, any and all losses, costs, damages, liabilities, injuries, claims, demands, penalties, interest and causes of action (including reasonable attorney’s fees and court costs) arising out of or in relation to any truck or Seller failing to comply with this clause (b).

(c) Seller shall be responsible for distributing and collecting required documentation, including insurance verification documents, operating instructions for weighing and tipping facilities, and safety requirements at the Terminal, to and from all truck operators and other parties delivering Biomass pursuant to this Agreement.

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2. Deliveries by Rail. This Section 2 shall apply to DAP Shipments to be made by rail as specified in the relevant Confirmation:

(a) Rail Transportation. Seller shall be responsible for making all necessary arrangements for carriage of DAP Shipments by rail to the Delivery Point. Seller shall procure and promptly provide to Buyer a copy of the bills of lading issued by the applicable rail freight contractor(s), consigned to Buyer’s order, and evidencing the DAP Shipment(s) on board the rail cars in apparent good order and condition.

(b) Unloading; Rail Freight Regulations. Buyer and / or its appointed servants or agents shall unload the Biomass at the Delivery Point with all due dispatch and in compliance with Applicable Law, and shall use commercially reasonable efforts to minimize degradation of the Biomass during such unloading process. Seller should have right to inspect such unloading procedures to determine compliance with such requirements. Seller shall ensure that all rail cars used for carriage of DAP Shipments are compatible with Buyer’s rail car unloading facilities, and Buyer shall provide to Seller specifications as are reasonably necessary to enable Seller to determine such compatibility. Seller shall cause (i) all DAP Shipments to be delivered in compliance with Applicable Law in all material respects and (ii) all rail cars used for carriage of DAP Shipments to be in compliance with Applicable Law in all material respects.

(c) Seller shall be responsible for distributing and collecting required documentation, including insurance verification documents, operating instructions for rail car unloading facilities, and safety requirements at the Terminal, to and from all rail freight operators and other parties delivering Biomass pursuant to this Agreement.

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Schedule E

FOB Schedule

Section references in this Schedule E refer to Sections of this Schedule E unless otherwise noted in this Schedule E.

1. Ocean / Sea Transportation. Buyer shall be responsible for making all necessary arrangements for carriage of Shipments from the Load Port, including having Owners execute any documentation necessary for Vessels nominated hereunder to access and load at the Load Port. Seller shall procure and promptly provide to Buyer a copy of the bills of lading issued by the Master(s) of the Vessel(s) consigned to Buyer’s order, and evidencing the Shipment(s) on board the Vessel(s) of the Biomass in apparent good order and condition.

2. Loading; Local Port Rules and Regulation. Seller shall load the Biomass into the Vessel(s) to the satisfaction of the Master(s) with all due dispatch on a spout trimmed or bucket loaded basis at its own expense and at its own risk. Seller and / or its appointed servants or agents shall load, stow and trim the Shipment(s) on board the Vessel(s) in compliance with the IMO Code of Safe Practice for Solid Bulk Cargoes, 1998 edition and Applicable Law, and in accordance with the Master(s) instructions. Buyer acknowledges that all Vessels shall be required to comply with all applicable Load Port Procedures and that Seller shall not be liable for any costs, expenses or damages that may arise as a result of any Vessel or Owner failing to comply with such procedures.

3. Stowage.

(a) Subject always to the Vessel remaining seaworthy during loading and in anticipation of the intended voyage, a Vessel shall be determined to be fully loaded when in the Master’s opinion, the holds, after being trimmed, have been filled to the maximum level that will allow the hatches to properly close and fasten. If Buyer or Seller disputes that the Vessel was fully loaded, a competent surveyor shall be appointed by mutual agreement of the Parties to determine whether the Vessel was fully loaded. The surveyor’s findings shall be made available to both Parties and shall be final and binding on the Parties except in the case of fraud or manifest error. The prevailing Party shall be liable for the surveyor’s fee and any other costs of the survey, including any demurrage charges or reduction in despatch resulting from the conduct of such survey.

(b) For a fully loaded Vessel, where the actual stow factor (as determined by the freight master), is less than fifty-five (55) cubic feet per Tonne, the Parties shall equally share any discounts for such Shipment afforded by the relevant Charter Party, a copy of which Buyer shall provide to Seller upon request.

(c) For a non-fully loaded Vessel, Seller shall use commercially reasonable efforts to load further Biomass, complying with the same terms and at the same price as the applicable Shipment, onto the Vessel. If Seller fails to do so, so long as Seller has delivered a quantity of Biomass consistent with the terms hereof, Buyer shall be liable for the cost of deadfreight payable to Owner; provided, however, that if Seller has not delivered a quantity of Biomass as required by the terms hereof, Seller shall be responsible to Buyer for the cost of deadfreight payable by Buyer to Owner, in addition to any other amounts that may be owed to Buyer hereunder due to Seller’s failure to deliver a sufficient quantity of Biomass.

4. Vessel Nomination and Notices.

(a) Except as otherwise provided herein, in respect of each Shipment, the Laycan, Load Port and Shipment Size shall conform entirely to the terms of the relevant Confirmation. Buyer shall confirm, via written notice or facsimile, to Seller the Vessel Nomination of each Shipment as soon as reasonably practicable following receipt of Seller’s Laycan Nomination and in no case later than the period stipulated for such Vessel Nomination in the relevant Confirmation. Such confirmation shall include (i) the Vessel or Vessels for the carriage of that Shipment including the Vessel’s name and IMO number, (ii) the Laycan, any other laytime provisions and the demurrage rate applicable under the relevant Charter Party, and (iii) the approximate quantity of Biomass to be loaded.

(b) Each Vessel nominated by Buyer, including each substitute Vessel, shall meet the following requirements (“Vessel Requirements”):

(i) be a single deck self-trimming bulk carrier;

(ii) be classed Lloyds 100 A1 or equivalent by the applicable classification society;

(iii) have hatches of the mechanical type and be of such design and construction (including with respect to gears and stanchions) as not to interfere with, delay or disrupt loading of the Vessel;

(iv) comply with all applicable Load Port Procedures; and

(v) have an age no greater than twenty-five (25) years.

(c) Seller may reject any Vessel Nomination within twenty-four (24) hours after receiving such nomination if (i) the Vessel nominated does not conform to the Vessel Requirements or (ii) the loading berth cannot accommodate the Vessel due to length, beam, draft, or deadweight tonnage, in either case by notifying Buyer during Office Hours. Upon Seller’s valid rejection of the Vessel Nomination, Buyer shall nominate a conforming Vessel within forty-eight (48) hours.

(d) Buyer may substitute a different Vessel for any nominated Vessel; provided, that the substitute Vessel satisfies the Vessel Requirements and is expected to arrive at the Load Port within the Laycan for the originally nominated Vessel, unless Seller otherwise agrees in advance. Buyer shall notify Seller of any proposed Vessel substitution not fewer than three (3) Working Days before the expected arrival of the original Vessel.

(e) Buyer shall keep Seller informed of any significant changes of the Vessel’s or substitute Vessel’s ETA at the Load Port notified to it by Owners. Buyer shall instruct the Master of the Vessel to notify Seller, and Seller shall in turn notify the Load Port, fourteen (14) days’ (where possible), five (5) days’, forty-eight (48) hours’ and twenty-four (24) hours’ prior to each Vessel’s ETA at the Load Port and any variation thereof greater than twelve (12) hours. If the Vessel or the substitute Vessel arrives after the Laycan and, as a result, the berth is occupied by another vessel, laytime shall be postponed without demurrage charges for a period equal to the lesser of (i) forty-eight (48) hours and (ii) such time as is required to bring the Vessel alongside a suitable loading berth at the Load Port.

(f) Each Party shall use the IMO number provided pursuant to Section 4(a)(i) on all correspondence, documents (excluding the bill(s) of lading), analysis and invoices relating to the applicable Shipment.

5. NOR; Tendering; Commencement of Laytime.

(a) Seller is permitted an amount of laytime at the Load Port determined by dividing the bill of lading weight by the Loading Rate. Buyer shall cause the NOR to be tendered by the Vessel at the Load Port by telex, radio, email or telephone (and if by radio or telephone, subsequently confirmed in writing) to Seller.

(b) An NOR may be tendered upon arrival at the load berth, when the performing Vessel has arrived and is in all respects ready to load, anytime day or night, Sundays and holidays included, excluding Super Holidays. The performing Vessel must proceed to the load berth to tender an NOR if it is free and available. In the event that the Load Port is congested or the berth is occupied, Buyer may tender an NOR from the normal waiting place, or such place as designated by the Charter Party, its agents, or port authority, whether the performing Vessel is in port or not, whether it is in berth or not, whether it is in customs clearance or not, and whether it is in free pratique or not. Buyer will not tender NOR before 00:01 hours on the first day of the laycan, unless permitted by the Charter Party. If the berth is occupied, Charter Party may direct that the performing Vessel go to a different berth.

(c) Laytime shall commence the earlier of (a) twelve (12) hours after NOR is tendered and (b) when the Vessel is all fast alongside the loading berth and is in all respects ready to load the Biomass, any time day or night, in free pratique or not and whether customs cleared or not, SSHINC. Laytime shall cease counting upon completion of loading.

6. Demurrage. Buyer shall provide laytime calculations to Seller within four (4) Working Days after loading is complete. Such calculations shall be final and binding unless disputed by Seller within ten (10) Working Days following delivery thereof by Buyer, with any such dispute to be accompanied by reasonable supporting documentation and, if not resolved by the Parties within fifteen (15) Working Days, resolved in accordance with Section 21(c) of the Agreement. If the laytime used exceeds the laytime allowed, Seller shall pay demurrage to Buyer for such exceedance at the rate nominated by Buyer pursuant to Section 4(a)(ii). If the laytime used is less than the laytime allowed, Buyer shall pay despatch to Seller for all laytime saved at the rate nominated by Buyer which shall in any event be consistent with the rate specified in the relevant Charter. The Party owing demurrage or despatch pursuant to this Section 6 shall pay such owed amounts within thirty (30) days following determination of laytime.

7. Laytime Exceptions. The following items shall not count as laytime or as time on demurrage:

(a) Time taken from anchorage/place of waiting to the load berth(s);

(b) Time taken for discharging ballast unless such discharge is possible while maintaining the stipulated loading rate;

(c) Time lost due to any cause attributable to the performing Vessel (including, but not limited to, the performing Vessel’s failure to comply with all applicable laws), her Master, her crew or Buyer, which affects the working or berthing of the performing Vessel;

(d) Weather related delays affecting the safe loading of the cargo in a dry condition as required;

(e) Total stoppage of all activities by stevedores due to strike;

(f) Time taken due to disputes between Master and men occasioning stoppage of stevedores, performing Vessel crew, pilots or other workmen essential to the movement, working or loading of the performing Vessel;

(g) Physical inability by the performing Vessel to load the cargo, including but not limited to ballasting or deballasting capacity;

(h) Obtaining pratique after berthing, even if NOR has been tendered without pratique;

(i) Breakdown or other inadequacy attributable to the performing Vessel;

(j) Force Majeure event (provided that no deduction of time shall be allowed for Force Majeure unless due notice of same has been given in writing by the Impaired Party).

(k) Arrest or detention of the vessel by or on behalf of a third party not connected with Charterers or the cargo; and

(l) Any time lost due to Buyer or any government authority or port authority preventing, impeding or prohibiting loading.

8. Stevedores / Government Entities. All costs in connection with loading the Shipment at the Load Port, including stevedore costs and all cargo dues or charges related to the Biomass at the Load Port shall be for Seller’s account. Seller shall be responsible for all loading arrangements with Government Entities, stevedores, Owner(s) and other third parties at the Load Port. Seller shall be responsible to Owner(s) for any damages to the Vessel and / or all time used or lost as a result of such damages, and Seller shall settle any such claims with Owner(s) directly. Seller shall be responsible for repairs of any damages to the Vessel, with any time lost as a result of such repairs to count as laytime. Buyer, if requested by Seller, shall render reasonable assistance to Seller in conjunction with Seller’s discussions with Owner(s).

9. Overtime. Cost for stevedoring overtime at the Load Port called for by Buyer is for Buyer’s account. Cost for all other overtime at the Load Port is for Seller’s account.

10. Safe Berth. Seller guarantees to Buyer a safe berth for the Vessel at the Load Port that can accommodate Vessels to be provided hereunder and where the Vessel can safely reach and safely leave and always lie safely afloat.